Exhibit 5.1

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

January 12, 2010

B&G Foods, Inc.

Four Gatehall Drive, Suite 110

Parsippany, New Jersey 07054

Re:  Registration Statement on Form S-3 (Registration No. 333-160425)

Ladies and Gentlemen:

We have acted as counsel to B&G Foods, Inc., a Delaware corporation (the “Company”) and BGH Holdings, Inc., a Delaware corporation, Bloch and Guggenheimer, Inc., a Delaware corporation, Burnham & Morrill Company, a Delaware corporation, and William Underwood Company, a Massachusetts Voluntary Association (Business Trust) (collectively, the “Subsidiary Guarantors”) in connection with the preparation and filing of the registration statement on Form S-3 (Registration No. 333-160425) filed by the Company pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on July 2, 2009, and declared effective by the Commission on July 15, 2009 (the “Registration Statement”); the preliminary prospectus supplement relating to (a) the proposed issuance by the Company of $350,000,000 aggregate principal amount of 7.625% Senior Notes due 2018 (the “Notes”) and (b) the proposed issuance by the Subsidiary Guarantors of guarantees of the Notes (the “Subsidiary Guarantees”) dated January 11, 2010 together with the Company’s final base prospectus dated July 2, 2009 (the “Base Prospectus”), as filed on January 11, 2010, with the Commission under Rule 424(b)(5) (collectively, the “Preliminary Prospectus”); and the final prospectus supplement relating to the Notes dated the date hereof together with the Base Prospectus, as filed today with the Commission under Rule 424(b)(5) (collectively, the “Prospectus”).  The Company will sell the Notes pursuant to the Underwriting Agreement substantially in the form filed as Exhibit 1.1 (the “Underwriting Agreement”) to the Current Report on Form 8-K filed today by the Company with the Commission (the “Current Report”) to the respective underwriters named in the Underwriting Agreement (the “Underwriters”).  The Notes and the Subsidiary Guarantees will be issued under an Indenture dated as of January 25, 2010, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of January 25, 2010 to be entered into among the Company, the Subsidiary Guarantors and the Trustee (as supplemented, the “Indenture”).

In rendering the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering this opinion, including the following documents:

(1)           the Registration Statement;

(2)           the Preliminary Prospectus;

(3)           the term sheet dated January 11, 2010, set forth on Schedule B to the Underwriting Agreement;

(4)           the Prospectus;

(5)           the Underwriting Agreement;

(6)           the form of Indenture;

(7)           the form of Notes (including the Subsidiary Guarantees);

(8)           the Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on October 14, 2004 and the Amended and Restated Bylaws of the Company dated May 22, 2007;

(9)           the Amended and Restated Certificate of Incorporation of BGH Holdings, Inc. as filed with the Secretary of State of the State of Delaware on March 17, 1993 and the Amended and Restated Bylaws of BGH Holdings, Inc. dated May 24, 2006;

(10)         the Certificate of Incorporation of Bloch and Guggenheimer, Inc. as filed with the Secretary of State of the State of Delaware on September 26, 1984 and the Amended and Restated Bylaws of Bloch and Guggenheimer, Inc. dated May 24, 2006;

(11)         the Amended and Restated Certificate of Incorporation of Burnham & Morrill Company as filed with the Secretary of State of the State of Delaware on January 27, 1999 and the Amended and Restated Bylaws of Burnham & Morrill Company dated May 24, 2006; and

(12)         the Amended and Restated Declaration of Trust of William Underwood Company as filed with the Secretary of the Commonwealth of Massachusetts on December 12, 2006 and the Bylaws of William Underwood Company dated December 8, 2006.

As to the facts on which this opinion is based, we have relied upon certificates of public officials, certificates and written statements (including representations in the Underwriting Agreement) of officers and representatives of the Company, and the due performance by the parties of their respective obligations set forth in the Underwriting Agreement.  In our examination, we have assumed, without independent examination, the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as copies.

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that:

1.  When (i) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), (ii) the Indenture and the Underwriting Agreement have been duly authorized, executed and delivered by the parties thereto, (iii) the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in accordance with the terms set forth in the Prospectus and (iv) the Notes have been duly executed and delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, the issuance and sale of the Notes will have been duly authorized and the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.  When (i) the Indenture has been qualified under the Trust Indenture Act, (ii) the Indenture and the Underwriting Agreement have been duly authorized, executed and delivered by the parties thereto, (iii) the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in accordance with the terms set forth in the Prospectus, (iv) the Notes have been duly executed and delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement and (v) the Subsidiary Guarantees have been duly authorized, executed and delivered by the Subsidiary Guarantors, the Subsidiary Guarantees will constitute legal, valid and binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, the laws of the State of New York, Chapter 182 of the General Laws of the Commonwealth of Massachusetts and the federal laws of the United States and we express no opinion as to any other laws or the laws of any other jurisdiction.

The opinions expressed herein are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws now or hereafter in effect, (ii) general principles of equity, whether enforceability is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought and (iii) an implied covenant of good faith and fair dealing.  In addition, any such enforceability opinion is subject to the further qualification that a court may decline to enforce the choice of law provisions on the grounds of comity or because United Stated constitutional requirements are not satisfied.  We express no opinion concerning the enforceability of waivers of rights or defenses or any indemnification or contribution provisions contained in any agreement or instrument.

This opinion is given as of the date of the Prospectus, and we assume no obligation to advise you of any changes in the foregoing subsequent to the date of the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of our name under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP
Dechert LLP